Exhibit 19.1
INSIDER TRADING POLICY
OF
FLOTEK INDUSTRIES, INC.
Approved on August 3, 2020
Amended on April 4, 2023
Amended on March 5, 2025
Purpose of this Policy
Flotek Industries, Inc. (including its subsidiaries, “Flotek”) has adopted this insider trading policy (this “Policy”) to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. This Policy sets forth certain guidelines concerning insider trading and trading blackout periods in order to ensure the strict compliance by all insiders with the prohibition against insider trading and tipping. Additionally, this Policy is meant to help Flotek’s directors, officers and employees comply with insider trading laws, and to prevent even the appearance of improper conduct on the part of anyone employed by or associated with Flotek.
Scope of this Policy
This Policy applies to all directors, officers and employees of Flotek, as well as their respective family members who reside with them, anyone else who lives in their respective households, any family members who do not live in their respective households but whose transactions in Flotek’s securities are directed by them or are subject to their influence or control, and any entities that they influence or control – referred to as “insiders.” In addition to the persons listed above, Flotek’s Compliance Officer may designate others as insiders (such as contractors or consultants) because they have access to nonpublic information that would be material to a person making a decision about trading in Flotek’s securities (often called “material nonpublic information,” which is explained further below). Flotek’s General Counsel shall serve as the Compliance Officer for the purposes of this Policy and, in that person’s absence, Flotek’s Chief Financial Officer, and in that person’s absence, Flotek’s Assistant General Counsel, shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
This Policy also applies to all transactions in Flotek’s securities, including common stock, options, preferred stock, restricted stock, debt securities and any other securities Flotek may issue. It applies whether or not the securities are held in an account with Flotek’s transfer agent, a third-party brokerage account, an employee stock purchase plan, or in any other way.
From time to time, Flotek may engage in transactions in its own securities. It is Flotek’s policy that any transactions in securities by Flotek will comply with applicable laws with respect to insider trading.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Flotek’s reputation for adhering to the highest standards of conduct.
General Prohibitions
Insiders may, in the course of performing their duties, learn material nonpublic information. As a result, no insider may:
•Buy, sell, offer to buy or sell, gift, or otherwise trade in Flotek’s securities while aware of material nonpublic information related to Flotek;
•Buy, sell, offer to buy or sell, gift, or otherwise trade in Flotek’s securities during any trading blackout period applicable to the insider, as designated by the Compliance Officer;
•Disclose material nonpublic information concerning Flotek to any person other than a director, officer or employee of Flotek, unless required as part of that insider’s regular duties and authorized by the Compliance Officer;
•Give trading advice of any kind about Flotek to anybody, even if the insider does not have material nonpublic information, other than to advise not to trade if trading might violate law or this Policy;
•Engage in short-term trading (e.g., sales of the same class for at least six months after the purchase), short sales, derivative or hedging transactions relating to Flotek securities, including puts, calls, forward sales, swaps or collars;
•Hold Flotek securities in a margin account or pledge Flotek securities as collateral;
•Trade in the securities of a company other than Flotek if the insider has material nonpublic information about that company if that information is obtained through his or her relationship with Flotek, or give any advice to others about trading in any such company; or
•Any other action to unlawfully take advantage of the material nonpublic information concerning Flotek.
Blackout Periods
All insiders are prohibited from trading in Flotek’s securities during blackout periods as defined below.
Quarterly Blackout Periods
Generally speaking, the trading windows will open at the close of trading on the first full trading day following Flotek’s public announcement of quarterly earnings and will remain open until the close of trading on the day prior to the tenth business day before the end of the quarter. The window may open later or close earlier in the sole discretion of the Compliance Officer.
Event-Specific Blackout Periods
From time to time, an event may occur that is material to Flotek and is known by only a few employees. These persons (which may include employees who are insiders by virtue of their position and other employees who have been deemed insiders due to their particular knowledge of the event) may not trade in Flotek securities so long as the event remains material and non-public. The existence of an event-specific blackout will not be announced, other than to those who are aware, or made aware, of the event giving rise to the blackout. The Compliance Officer will determine when an event-specific blackout will be imposed and to whom it will be applied.
Special Restrictions
In addition to the General Prohibitions above, certain insiders may only buy, sell, gift or otherwise trade Flotek’s securities if they are trading in specific trading windows and have the permission of the Compliance Officer (or, in the case that the Compliance Officer seeks permission to trade, the Chief Financial Officer). The insiders subject to these special restrictions are:
•Directors
•Any officer designated as a “Section 16” officer
•Any direct report of the Chief Executive Officer, whether or not designated as a “Section 16” officer
•Any person with the title Vice President (including Senior Vice Presidents and Executive Vice Presidents), whether or not designated a “Section 16” officer
•Any person that works in the finance or legal departments
•Any other person designated by the Compliance Officer
The Compliance Officer will prepare a list of the insiders subject to these special restrictions and inform such insiders that they are subject to these special restrictions.
Procedure for Trading
Insiders subject to these special restrictions must notify the Compliance Officer in writing at least one business day prior to the proposed trades of the amount and nature of the proposed trades and must certify in writing that he or she is not aware of material nonpublic information of Flotek. This notification by the insider may be communicated by electronic mail to the Compliance Officer and shall state the amount and nature of the proposed trades and shall certify that he or she is not aware of material nonpublic information of Flotek. The Compliance Officer will notify the insider whether or not the trades are approved. The Compliance Officer is under no obligation to approve the trades and may determine not to permit the trades. If the trades are approved, the insider may (but is not required to) make the proposed trades for a period of four business days from and including the proposed trading date (assuming the insider does not come into possession of material nonpublic information during that period). If the proposed trades do not occur during the aforementioned period, then the proposed trades must be submitted again for approval by the Compliance Officer. If the trades are not approved, then the insider should refrain from initiating the trades.
The pre-clearance in no way relieves insiders of their own legal obligation to refrain from trading while in possession of material nonpublic information. The pre-clearance by the Compliance Officer is not legal advice and will not insulate an individual from liability under applicable securities laws.

Exceptions
The General Prohibitions, Blackout Periods and the Special Restrictions above do not apply to the following trades:
•Exercise of stock options or similar equity awards, vesting of restricted stock units or similar equity awards, or surrender of shares to Flotek to cover a stock option exercise price or satisfaction of tax withholding obligations (provided, however, that any securities acquired pursuant to the exercise of options or the vesting of restricted stock units are otherwise subject to this Policy);
•Acquisitions under Flotek’s employee stock purchase plan resulting from periodic payroll contributions to the plan;
•Bona fide gifts of the Flotek securities if (i) the insider will continue to be the beneficial owner of the Flotek securities following the gift or (ii) the recipient of the gift is insider who will be bound by this Policy; and
•Purchases or sales pursuant to a Rule 10b5-1 plan that complies with the terms of this Policy.
Material Nonpublic Information
There is no test or rule for determining whether information is “material” – it depends on the facts and circumstances, and a determination is related to more than just the potential financial impact. In general, information about Flotek should be considered material if a reasonable investor would consider the information significant when deciding whether to buy, hold or sell Flotek’s securities, or the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about Flotek. Note that material information is not limited to historical facts but may also include projections and forecasts. Information is material even if it alone would not determine the investor’s decision; the fact that a reasonable investor would consider it to be useful in connection with his decision to buy, hold or sell securities may suffice.
If the information could reasonably be expected to affect the price of Flotek’s stock, it should be considered material. While it’s not possible to identify all information that is material, the following matters should always be considered material:
•Financial performance, especially quarterly and year-end earnings
•Projections of future earnings or losses, or other earnings guidance, or a significant change in earnings or earnings projections
•Pending or proposed mergers and acquisitions
•Pending or proposed acquisition or sale of significant assets or subsidiaries
•New major contracts or orders, or the loss of major contracts or orders
•Major discoveries or changes in products or product lines
•Significant changes in supplies or inventory, product defects, recalls, etc.
•A change in dividend policy, stock splits, debt or securities offerings
•Impending bankruptcy or the existence of liquidity problems
•Significant changes in senior management
•Initiation or settlement of major litigation (actual or threatened)
•Financing activities

The above list is intended to be illustrative and is not exhaustive.
Information is “nonpublic” if it has not been publicly disclosed to investors with sufficient time for the public and investors to evaluate the information, either through publicly released information, through a public filing with the Securities and Exchange Commission or otherwise. For purposes of this Policy, unless the Compliance Officer otherwise extends the waiting period and notifies the insiders of the extension, information is considered public after the close of trading on the first full trading day following Flotek’s releases of material news through widely accessible news outlets, earnings or other Flotek calls, or a filing with the Securities and Exchange Commission.
Any insider who is unsure whether the information that he or she possesses is material or nonpublic should consult with the Compliance Officer before trading in any Flotek securities.
Rule 10b5-1 Plans
Rule 10b5-1 plans can help provide an affirmative defense against allegations of insider trading, but they require advance commitments regarding timing, amounts and pricing of trades, and may not be suitable for all insiders. 10b5-1 plans for trading in Flotek securities must meet the following requirements:
•Plans, and changes to plans, must be preapproved by the Compliance Officer;
•Plans may only be created, and changes to plans may be made, only when the insider would otherwise be permitted to trade in Flotek securities pursuant to this Policy;
•The first possible trade under any plan must not be until the expiration of the applicable cooling-off period specified in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no trades occur until after that time;
•Plans must be entered into in good faith by the insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, at a time when the insider is not in possession of material nonpublic information about Flotek; and, if the insider is a director or officer of Flotek, the 10b5-1 plan must include representations by the insider certifying to that effect;
•Plans give a third party the discretionary authority to execute such purchases and sales, outside the control of the insider, so long as such third party does not possess any material nonpublic information about Flotek; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
•The plan is the only outstanding Rule 10b5-1 plan entered into by the insider (subject to the exceptions set out in Rule 10b5-1 under the Exchange Act); and
•Transactions under the Rule 10b5-1 trading plans must be reported immediately to the Compliance Officer for the purposes of Section 16 reporting.
Post-Termination Transactions
This Policy continues to apply to transactions in Flotek securities even after termination of service to Flotek. If an insider is in possession of material nonpublic information when his or her service terminates, that insider may not engage in transactions in Flotek securities until that information has become public or is no longer material.

Violations
Violations of this Policy, or any other federal or state law related to trading in Flotek’s securities, must immediately be reported to the Compliance Officer or via Flotek’s hotline. Violation may result in criminal and civil penalties, including cause of actions pursued vigorously by the Securities and Exchange Commission, the Department of Justice, and state and foreign enforcement authorities, and civil cause of action for damages. Any violation by an employee of this Policy could result in Flotek-imposed disciplinary action, up to and including termination for cause.
Company Assistance
Although, upon notification and request by an officer or director who is a Section 16 insider of a change in status, holdings, or the occurrence of a transaction, Flotek will assist him or her with filing the Section 16 forms, compliance with Section 16 of the Exchange Act is the personal responsibility of the Section 16 insider and not Flotek’s. Employees who have any questions about specific transactions or this Policy in general may obtain additional guidance from Flotek’s Compliance Officer, which will not constitute legal advice or insulate an individual from liability under applicable securities laws. The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each employee or other insider. It is the responsibility of each covered person under this Policy to make sure that any family member, household member, or any relevant entity or other person that is controlled by the covered person complies with this Policy.